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                                                                   Exhibit 10(v)
                                                                   -------------

               Amended Servicing Agreement dated September 1, 2000
      Between Boston Service Company, Inc. t/a Hann Financial Service Corp.
                    and Auto Lenders Liquidation Center, Inc.
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                           AMENDED SERVICING AGREEMENT


     THIS AMENDED SERVICING AGREEMENT is made this 1st day of September, 2000 by and between AUTO LENDERS LIQUIDATION CENTER, INC. (hereinafter referred to as "Auto Lenders"), a New Jersey corporation having its principal office at 1051 North Black Horse Pike, Williamstown, New Jersey 08094, and BOSTON SERVICE COMPANY, INC. trading as HANN FINANCIAL SERVICE CORP. (hereinafter referred to as "BSC"), a New Jersey corporation, having its principal office at One Centre Drive, Jamesburg, New Jersey 08831.

                                   BACKGROUND

     Auto Lenders is in the business of providing service to lenders who receive motor vehicles upon termination of lease contracts or upon repossession under installment sales contracts. Auto Lenders will recondition the vehicles and sell or lease them to the general public or will sell them directly at auction (the "Service"). The Service allows lenders to maximize potential remarketing or resale gains and to minimize potential remarketing or resale losses. BSC desires to engage Auto Lenders to provide the Service to BSC on an exclusive basis. Auto Lenders initially agreed to provide the Service to BSC pursuant to the terms and conditions of a Servicing Agreement between the parties dated February 1, 2000.

     BSC also wishes to extend its retail automobile leasing program ("Program"), whereby it purchases leases from automobile dealers, services the leases and arranges for disposal of the leased motor vehicles pursuant to a Servicing Agreement with Auto Lenders, to include the sale of such leases to lenders who participate in the Program on terms which will provide that Auto Lenders will provide the lender with a guaranty of the residual value of the motor vehicle as contained in the lease ("the Guaranty"). Auto Lenders initially agreed to provide the Guaranty pursuant to the terms and provisions of a First Amendment to Servicing Agreement between the parties dated March 13, 2000.
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     The parties now wish to extend the Service and the Guaranty offered in the
Servicing Agreement (and First Amendment to Servicing Agreement) to the total portfolio of leases serviced by BSC for its lender-clients, the residual values of which were not heretofore guaranteed by Auto Lenders and which leases mature during the period of September 1, 2000 through December 31, 2001. The leases which meet these criteria and which were originated prior to February 1, 2000 are referred to herein as the "Old Portfolio". The leases which meet this criteria and which were or are originated on or after February 1, 2000 are referred to herein as the "New Portfolio".

                                    AGREEMENT

     Auto Lenders and BSC, in consideration of the above premises and of the mutual promises and covenants herein contained, intending to be legally bound, hereby agree as follows:

     1. Authorization. Auto Lenders represents and warrants to BSC that it (i)
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is a corporation, duly organized and validly existing under the laws of the
State of New Jersey, (ii) is duly licensed and/or qualified in all jurisdictions where such licensing and/or qualifications is required pursuant to this Agreement, (iii) is currently providing the Service and the Guaranty only to BSC, and (iv) is authorized to enter into and perform its obligations under this Amended Agreement. Auto Lenders agrees that, during the Initial Term and all Additional Terms of this Amended Agreement as provided in Paragraph 11 hereof, Auto Lenders will only provide the Service to BSC and the Guaranty to BSC and lenders who participate in the Program.

     2. Published Residual Values of Leased Motor Vehicles. The parties
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recognize that BSC publishes, approximately six (6) times per year, an
Automotive Lease Residual Guide as well as bulletins which it distributes to its automobile dealer network. The residual value of all motor vehicles contained in each Residual Guide or bulletin to be published in the future shall be mutually approved by BSC and Auto Lenders. In the event that a residual value of any

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particular motor vehicle cannot be agreed to by the parties, then Auto Lenders shall be under no obligation to guarantee the residual value of any such motor vehicle which is the subject of a lease sold by BSC to a lender.

     3. Guaranty of Residual Values. Except as hereinafter provided, Auto
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Lenders agrees to guarantee to any lender who purchases a lease agreement from
BSC the residual value of the motor vehicle as contained in the lease agreement. This Guaranty shall apply, however, only to leases with published residual values which have been mutually approved by Auto Lenders and BSC as provided in Paragraph 2 above and to leases which have otherwise been approved by Auto Lenders in writing.

     Upon the lender's or BSC's receipt of the residual value amount from Auto Lenders, Auto Lenders shall become the owner of the vehicle and shall receive from the lender or BSC, without recourse, such documents as may be necessary to transfer marketable title to the vehicle to Auto Lenders, free and clear of all liens and encumbrances.

     4. Delivery and Reconditioning of Vehicles. BSC will deliver all vehicles
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which are to be part of this Agreement to Auto Lenders' designated place of business at BSC's sole cost and expense. Auto Lenders will determine the reasonable costs necessary to recondition the vehicle for sale or lease and shall promptly advise BSC of such costs. Such costs shall be reimbursed to Auto Lenders by BSC on a monthly basis within thirty (30) days of receipt of an invoice for same from Auto Lenders.

     5. Remarketing of Vehicles. Auto Lenders will use its best efforts to sell
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or lease those vehicles which are reconditioned by it, as well as those vehicles which did not require reconditioning, on such terms as are acceptable to BSC.

     Upon any such sale, BSC shall transfer the title to the vehicle to Auto Lenders who shall transfer same to the purchaser. BSC warrants to Auto Lenders that it has marketable

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title to all vehicles delivered to Auto Lenders pursuant to the Agreement, free and clear of all liens and encumbrances.

     All proceeds from the sale of any such vehicle shall be credited by Auto Lenders to an account designated as BSC's "Termination Account". Any deficiency between the sale proceeds received and the residual amount guaranteed on the vehicle by Auto Lenders shall be reconciled at the end of each month and paid by Auto Lenders to BSC and credited to the Termination Account on or before the 10th day of the following month. Likewise, any surplus between the sale proceeds and the residual amount shall be similarly reconciled and paid from the Termination Account to Auto Lenders.

     6. Right of First Refusal. Auto Lenders will offer to BSC the right of
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first refusal to the assignment of all leases and retail installment contracts
(together the "Contracts") signed by customers who lease or purchase vehicles delivered by BSC to Auto Lenders pursuant to this Amended Agreement. BSC shall exercise its right of first refusal within two (2) business days of its receipt of the offer or such offer shall expire. All Contracts shall be assigned to BSC without recourse to Auto Lenders.

     7. Employees. Auto Lenders agrees to employ servicing personnel, at no cost
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to BSC, in a number and quality sufficient to provide the service to BSC required by this Amended Agreement. Such personnel shall function under the sole guidance and direction of Auto Lenders and at all times remain solely the employees of Auto Lenders. Auto Lenders shall solely be responsible for the salaries, employment taxes, and any and all employee benefits of such personnel. It is the intention of BSC and Auto Lenders that this Amended Agreement shall not be construed to create in any manner whatsoever an employer-employee relationship between BSC and the employees of Auto Lenders, it being within the contemplation of the parties that all acts performed by Auto Lenders in carrying out the provisions of this Amended Agreement shall

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be those of an independent contractor and all acts performed by employees of
Auto Lenders shall be those strictly of employees of Auto Lenders.

     8. Contract Payments. All lease and installment sale payments on Contracts
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assigned to BSC hereunder will be made directly payable to BSC. BSC personnel will promptly process all Contract payments received on a daily basis. BSC will keep accurate, current and complete records of all payments posted in accordance with normal business practices and procedures.

     Auto Lenders will promptly pay to BSC all monies received from the sale or lease of all vehicles disposed of pursuant to this Amended Agreement.

     9. Consideration.
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          A. Retail Service Fee. In consideration of the Service performed by
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Auto Lenders under this Amended Agreement, Auto Lenders shall retain from sale proceeds received from retail customers a fee for each vehicle sold or leased by it in an amount to be agreed upon on each transaction based on the expenses incurred by Auto Lenders in providing the service required by this Amended Agreement. It is anticipated, however, that the fee shall not be in excess of the sum of $300.00 per transaction unless the parties each consent to such excess. There shall be no fee, however, for any vehicle which is sold at discount or at auction pursuant to this Amended Agreement, although BSC shall reimburse Auto Lenders for its out of pocket expenses incurred in disposing of the vehicle within thirty (30) days of receipt of an invoice for same from Auto Lenders.

          B. Guaranty Fee. In consideration of its agreement to provide the
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guarantees referred to herein for all residuals guaranteed in leases in the New
Portfolio, Auto Lenders shall receive from BSC (which BSC may cause to be paid by the lenders participating in the Program) the following compensation, which compensation shall pertain only to leases where the residual

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value is guaranteed by Auto Lenders and, in such instances, will be in lieu of the compensation referred to in Paragraph 9A above:

               i. A fee of $125.00 per lease guaranteed by Auto Lenders. A minimum of $100.00 of this fee shall be reserved by BSC or the lender participating in the Program and credited to a Residual Value Loss Reserve Account in the name of Auto Lenders. The amount of the fee reserved shall be placed by BSC or the participating lender in an interest-bearing account, with interest to accrue at a rate not less than the money market account rate offered by the lender. Interest shall accrue to the benefit of Auto Lenders. The unreserved balance of the fee shall be paid on or before the tenth (10th) day of the month following the month in which the guarantee is provided by Auto Lenders. This fee and/or the reserved amount of the fee shall be subject to amendment by a written agreement between BSC, Auto Lenders and a lender who participates in the Program.

               The sum on deposit in the Residual Value Loss Reserve Account shall be applied to defray residual value losses on leases guaranteed by Auto Lenders pursuant to the Program; provided that, Auto Lenders has the right to dispose of the vehicles covered by such leases in any manner Auto Lenders deems appropriate to minimize such losses. Auto Lenders agrees to maintain the Residual Value Loss Reserve Account so long as Auto Lenders has any obligation to the participating lender or BSC. The balance of the Residual Value Loss Account and accrued interest shall be paid to Auto Lenders at such time as there is no further liability of Auto Lenders under the guarantees provided pursuant to this Amendment. Such sum shall be paid within ten (10) business days of written request of Auto Lenders.

               ii. A monthly fee of $5.00 per lease guaranteed by Auto Lenders to lenders who participate in the Program. These fees shall be based on the number of leases which are part of the Program and which are outstanding at the end of each month. These fees shall be

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paid by participating lenders and credited to Auto Lenders by BSC on or before the tenth (10th) day of the following month. It is understood by the parties that this fee shall apply to the leases guaranteed by Auto Lenders and contained in the New Portfolio and shall be applied to reduce the $500,000 monthly payment due from BSC and referred to in Sub-paragraph 9B(iv) below.

               iii. All full-term lease assessments (for example, excess mileage, assessed wear and tear, vehicle damage, termination-disposition fees and the like) which relate to a lease guaranteed by Auto Lenders and which are collected from a lessee at the expiration of the lease shall be paid to Auto Lenders on or before the tenth (10th) day of the month following the month of collection. It is understood and agreed, however, that in the event any such full-term lease assessment is not collected by BSC from the lessee within sixty
(60) days of the date of the invoice to the lessee, such assessment shall be paid by BSC to Auto Lenders promptly after the expiration of the sixty (60) day period. From time to time, Auto Lenders may accept the amount of a settlement between BSC and a lessee as payment in full for a vehicle damage or wear and tear assessment provided that the reduced amount is reasonable and is previously approved by Auto Lenders.

               iv. BSC shall pay to Auto Lenders a fee of $500,000 per month during the Initial Term hereof. The fee due for the month of September, 2000 shall be paid immediately upon the execution of this Amended Agreement by the parties. The remaining payments shall be made by BSC on or before the first day of each month during the Initial Term.

          C. Old Portfolio. In consideration of the agreement of Auto Lenders to
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service the Old Portfolio and to guaranty the residual values of the vehicles which are the subject of the leases in the Old Portfolio pursuant to the terms hereof, Auto Lenders shall receive from BSC the following consideration:

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               i. BSC shall assign to Auto Lenders all of its right, title and interest in and to its reserve against future losses on all leases in the Old Portfolio of BSC in the sum of $3,047,000. This sum shall be provided to Auto Lenders immediately upon the execution of this Amended Agreement by the parties. This sum shall be used to defray residual value losses guaranteed by Auto Lenders pursuant to the terms of this Agreement.

         10. Indemnification. Except as otherwise prescribed herein or except to
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the extent caused by the negligence or willful misconduct of BSC, Auto Lenders agrees to indemnify, defend and save BSC harmless from all losses, damages, claims and expenses (including court costs and attorney's fees provided Auto Lenders is offered the opportunity to select BSC's attorneys) arising out of the conduct of Auto Lenders, its officers, agents, servants and employees, in providing the Service and the Guaranty pursuant to this Amended Agreement. This indemnification shall survive the termination of this Amended Agreement.

         Likewise, except as otherwise prescribed herein or except to the extent caused by the negligence or willful misconduct of Auto Lenders, BSC agrees to indemnify, defend and save Auto Lenders harmless from all losses, damages, claims and expenses (including court costs and attorney's fees provided BSC is offered the opportunity to select Auto Lenders' attorneys) arising out of the conduct of BSC, its officers, agents, servants and employees, in performing its obligations under this Amended Agreement and in servicing Contracts assigned to it pursuant to this Amended Agreement. This indemnification shall survive the termination of this Amended Agreement.

         11. Term of Agreement. This Amended Agreement is for a term of sixteen
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(16) months, commencing on September 1, 2000 (the "Effective Date") and ending on December 31, 2001 (the "Initial Term"). At the end of the Initial term, BSC shall have the right to renew this Agreement for an additional one (1) year period from January 1, 2002 through December 31, 2002 (an "Additional Term"), by providing notice to Auto Lenders within ninety (90) days of the

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expiration of the Initial Term. Thereafter, BSC shall have the right to renew this Amended Agreement for seven Additional Terms, each time by providing written notice to Auto Lenders within ninety (90) days of the expiration of the applicable Additional Term. This Amended Agreement may be terminated by either party upon the expiration of the final Additional Term (December 31, 2009) by providing at least sixty (60) days prior written notice to the other party. In the absence of such notice, this Amended Agreement shall automatically renew for additional one (1) years periods, subject to termination on sixty (60) days prior written notice prior to the expiration of each such period.

     Upon the exercise by BSC of any right of renewal hereunder, the parties shall use their best efforts to agree upon a reasonable and appropriate change (by way of an increase or decrease) to the servicing fee per transaction as provided in Paragraph 9A above, the guaranty fees as provided in Paragraph 9B(i), (ii), (iii) and (iv) above. If the parties are unable to agree upon such a change within sixty (60) days prior to the expiration date of then existing Term, then this Amended Agreement shall, notwithstanding anything contained in the above paragraph to the contrary, either (i) automatically expire at the end of such Term or (ii) either party may elect to submit the matter to arbitration to the Philadelphia office of a nationally recognized independent accounting firm (the "Independent Accounting Firm") which shall within thirty (30) calendar days after such submission determine and issue a written report establishing the fee upon the principles set forth below and such written decision shall be final and binding upon the parties. The fees and disbursements of the Independent Accounting Firm shall be shared equally by BSC and Auto Lenders. The servicing fee, guaranty fees and fees applicable to any Additional Term shall be calculated to provide Auto Lenders with a) a reasonable net financial return as determined by industry standards and b) the same protection against risk as the fees and portfolio payments paid to Auto Lenders during the Initial Term. Auto Lenders agrees to provide

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BSC with full access to its financial books and records and its financial statements during the Initial Term and each Additional Term of this Amended Agreement.

     However, either party may terminate this Amended Agreement at any time during the Initial Term or any Additional Term upon the failure of the other party to comply with any of the terms and provisions of this Amended Agreement, which failure to comply extends thirty (30) days or more after written notice of the non-compliance to the other party and that party (i) fails to cure such non-compliance within that time or (ii) fails to commence efforts in good faith to cure a failure to comply which cannot reasonably be cured within such time.

     BSC's obligations under this Amended Agreement as to Contracts purchased prior to the effective termination date, and Auto Lenders' obligations as to vehicles received for sale and as to guarantees made prior to the effective termination date, shall survive the termination of this Agreement.

     12. Solicitation of Employees. Neither party will hire or employ any
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employee of the other party during the term of this Amended Agreement and for a period of one (1) year following the effective termination date of this Amended Agreement without the written consent of the other party.

     13. Assignment of Agreement. Neither Auto Lenders nor BSC may assign or
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delegate its rights or obligations under this Amended Agreement without the written consent of the other party. This Amended Agreement, however, shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.

     14. Notices. All notices hereunder to a party shall be in writing and shall
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be deemed to have been duly given when delivered by hand, telecopy or certified mail, return receipt requested, to such party at its address set forth above or such other address as such party may specify by notice to the other party hereto.

     If sent to Auto Lenders, copies of such notices shall be forwarded to:

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                  CAPEHART & SCATCHARD, P.A.
                  A Professional Corporation
                  Laurel Corporate Center, Suite 300
                  8000 Midlantic Drive - C.S. 5016
                  Mt. Laurel, New Jersey  08054
                  Attention: Charles A. Rizzi, Jr., Esquire

         If sent to BSC, copies of such notices shall be forwarded to:

                  Susquehanna Bancshares, Inc.
                  26 North Cedar Street
                  Lititz, PA 17543
                  Attention:
                                Chief Executive Officer and
                  Attention:
                                General Counsel

     15. Entire Agreement; Amendments. This Amended Agreement represents the
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entire understanding between the parties and may not be modified unless such modification is in writing and signed by each party to this Amended Agreement.

     16. Governing Law. The terms of this Amended Agreement shall be construed
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and governed in accordance with the laws of the State of New Jersey. Each party agrees that any suit, action or other proceeding arising out of or in connection with this Amended Agreement or the transactions contemplated hereby, with the exception of any indemnification required by this Amended Agreement, shall be brought in the Superior Court of New Jersey, Gloucester County or the United States District Court for the District of New Jersey.

     17. Severability. If any provision of this Amended Agreement is held
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invalid or unenforceable in any jurisdiction, the remainder of this Amended
Agreement shall not be affected thereby.

     18. Enforcement of Agreement. The parties hereto agree that irreparable
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damage would occur in the event that any of the provisions of this Amended
Agreement was not

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performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Amended Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     19. Counterparts. This Amended Agreement may be executed in counterparts
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each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

     20. Superceding Agreement. This Amended Agreement supercedes the provisions
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of the Servicing Agreement and the First Amendment of Servicing Agreement.
However, the parties rights and obligations under those Agreements shall continue in full force and effect under the terms of this Amended Agreement except to the extent same are amended by this Amended Agreement.

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         IN WITNESS WHEREOF, BSC and Auto Lenders have caused this instrument to be executed by their duly authorized corporate officers and their corporate seals to be affixed hereto the day and year first above written.

                                           AUTO LENDERS LIQUIDATION
                                           CENTER, INC.


Attest:    /s/ Thomas Nicholas             By: /s/ Michael J. Wimmer, President
           --------------------------          ---------------------------------
                      Asst. Secretary
(Corp. Seal)


                                           BOSTON SERVICE COMPANY, INC.
                                           t/a HANN FINANCIAL SERVICE CORP.


Attest:   /s/ Laura Yesbek                 By:  /s/ Charles R. Dovico,
          --------------------------       ------------------------------------
                           Secretary             Executive Vice President
(Corp. Seal)

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